UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

MIDDLEBROOK PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held June 4, 2008

To the Stockholders of MiddleBrook Pharmaceuticals, Inc.:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of MiddleBrook Pharmaceuticals, Inc., a Delaware corporation (the “Company”), will be held at the Company’s offices at 20425 Seneca Meadows Parkway, Germantown, Maryland 20876 on June 4, 2008 at 8:30 am, local time, for the following purposes:

1. To elect one director for a three-year term ending 2011.

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

3. To conduct such other business as may properly come before the meeting and any adjournments thereof.

The Board of Directors of the Company has fixed the close of business on April 15, 2008 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of the stockholders as of the record date will be available for inspection by stockholders at the Company’s offices during business hours for a period of 10 days prior to the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. In any event, please mark your votes, then date, sign and return the accompanying form of proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States) whether or not you expect to attend the meeting in person. You may also transmit your proxy by use of any touch-tone telephone or electronically via a secure Internet web site, as described on the accompanying form of proxy. Please note that in order to record your vote, you must either return the accompanying form of proxy or transmit your voting instructions telephonically or via the Internet. The proxy is revocable by you at any time prior to its exercise, regardless of the manner used to transmit your voting instructions. The prompt communication of your voting instructions via any of the designated methods will be of assistance in preparing for the meeting, and your cooperation in this respect will be appreciated.

Your attention is directed to the attached Proxy Statement and the Annual Report of the Company for the fiscal year ended December 31, 2007.

By Order of the Board of Directors,

Edward M. Rudnic, Ph.D.
President and Chief Executive Officer

Germantown, Maryland
May 7, 2008

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held June 4, 2008. The annual report and proxy statement are available at
http://www.middlebrookpharma.com

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held June 4, 2008
PROXY STATEMENT	1
INFORMATION CONCERNING SOLICITATION AND VOTING	1
PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING	3
PROPOSAL 1. ELECTION OF DIRECTOR WHOSE TERM WILL EXPIRE IN 2011	3
DIRECTOR COMPENSATION TABLE	7
PROPOSAL 2. RATIFICATION OF APPOINTMENT OF REGISTERED PUBLIC ACCOUNTING FIRM	9
AUDIT AND NON-AUDIT FEES	9
AUDIT COMMITTEE REPORT	10
MANAGEMENT AND DIRECTORS	12
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	16
EXECUTIVE COMPENSATION AND OTHER MATTERS	18
COMPENSATION COMMITTEE REPORT	25
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	25
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	29
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	30
FORM 10-K	31
STOCKHOLDER PROPOSALS	32
STOCKHOLDERS SHARING THE SAME ADDRESS	32
OTHER BUSINESS	32

MIDDLEBROOK PHARMACEUTICALS, INC.
20425 Seneca Meadows Parkway
Germantown, Maryland 20876

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is being furnished to stockholders of MiddleBrook Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s offices at 20425 Seneca Meadows Parkway, Germantown, Maryland 20876 on June 4, 2008 at 8:30 am, local time, and at any adjournment or postponement thereof.

Solicitation

The Company will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement, including the proxy card and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. The Company may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contacts, telephone, facsimile, electronic mail or any other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

This proxy statement and the accompanying solicitation materials are being sent to stockholders on or about May 7, 2008.

Revocation of Proxies

A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company, by submitting a new, proper proxy by telephone, internet or paper ballot to the Company bearing a later date or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need documentation from your record holder stating your ownership as of April 15, 2008 in order to vote personally at the Annual Meeting.

Quorum and Voting Requirements

Only stockholders of record at the close of business on April 15, 2008 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting or any and all adjournments thereof. As of the Record Date, there were 55,974,102 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), outstanding. Each of our stockholders will be entitled to one vote for each share of our Common Stock registered in his or her name on the Record Date. A majority of all shares of Common Stock outstanding constitutes a quorum and is required to be present in person or by proxy to conduct business at the meeting. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum. In the event that an insufficient number of shares are represented for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. “Broker non-votes” mean the votes that could have been cast on the matter in question if the brokers had received instructions from their customers, and as to which the brokers have notified the Company on a proxy form in accordance with industry practice or have otherwise advised the Company that they lack voting authority.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holders the discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof. Proxies solicited hereby will be tabulated by inspectors of election designated by the Board of Directors.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING
PROPOSAL 1.

ELECTION OF DIRECTOR WHOSE TERM WILL EXPIRE IN 2011

Richard W. Dugan has a term of office expiring at the 2008 Annual Meeting, and at such time as his successor shall be elected and qualified. Mr. Dugan has been nominated for re-election for a three-year term expiring at the annual meeting of stockholders in 2011 and until his successor shall be elected and qualified.

The persons named in the enclosed proxy intend to vote properly submitted proxies FOR the election of the nominee proposed by the Board of Directors unless authority to vote is withheld. In the event that the nominee is unable or unwilling to serve, the persons named in the proxy will vote for such substitute nominee as they, in their discretion, shall determine. The Board of Directors has no reason to believe that the nominee named herein will be unable or unwilling to serve.

Information Concerning Director Nominee

The person nominated as our director (who is currently our director), his respective age, the year in which he first became our director and his principal occupation or employment during the past five years is as follows:

			Positions with
Name	Age	Director Since	the Company

Richard W. Dugan	66	2003	Director

Richard W. Dugan joined our Board of Directors in September 2003. From 1976 to 2002, Mr. Dugan served as a partner for Ernst & Young LLP, where he served in various managing and senior partner positions including Mid-Atlantic Area Senior Partner from 2001 to 2002, Mid-Atlantic Area Managing Partner from 1989 to 2001 and Pittsburgh Office Managing Partner from 1981 to 1989. Mr. Dugan retired from Ernst & Young in 2002. Mr. Dugan currently serves on the Board of Directors of two other publicly-traded companies: Critical Therapeutics, Inc. and Vanda Pharmaceuticals, Inc. Mr. Dugan also serves on the Board of Directors of Xanthus Pharmaceuticals, Inc., a privately-held company. Mr. Dugan received a B.S.B.A. from Pennsylvania State University.

The Board of Directors recommends a vote FOR election of the named director nominee.

Information Regarding the Board of Directors and Certain Committees

The Board of Directors held 24 meetings during 2007. Each director attended 75% or more of the meetings of the Board of Directors and meetings of those committees of the Board of Directors on which such director served during 2007. It is the Company’s policy to have each director attend, either in person or by telephone, the Annual Meeting and all future meetings of stockholders. Dr. Rudnic represented the Board at our 2007 Annual Meeting.

The Board of Directors has determined that each member of the Board of Directors who will continue to be a member following the Annual Meeting, other than Dr. Rudnic, is independent in accordance with applicable rules of the Nasdaq Global Market. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and an Executive Committee. The Board of Directors has adopted a charter for each of these committees, copies of which are available on the Company’s website at www.middlebrookpharma.com.

Audit Committee

The Audit Committee consists of Richard W. Dugan and Drs. Wayne T. Hockmeyer and R. Gordon Douglas. The Board of Directors has determined that each of the members of the committee is independent in accordance with applicable rules of the Nasdaq Global Market and the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that Mr. Dugan is an “audit committee financial expert” as that term is defined under the applicable rules of the Nasdaq Global Market and the Securities Exchange Act of 1934, as amended. The Audit Committee held 11 meetings during 2007. The Audit Committee is authorized to:

•	appoint the independent registered public accounting firm to conduct the annual audits of the Company’s financial statements and of its internal control over financial reporting;

•	review the proposed scope and results of the audit;

•	review and pre-approve the independent registered public accounting firm audit and permitted non-audit services rendered;

•	approve the fees to be paid;

•	review accounting and financial controls with the independent registered public accounting firm and the Company’s financial and accounting staff;

•	review and approve related party transactions;

•	recognize and prevent prohibited non-audit services by the Company’s independent registered public accounting firm;

•	establish procedures for complaints received by the Company regarding accounting matters; and

•	oversee internal audit functions.

Compensation Committee

The Compensation Committee consists of Drs. Hockmeyer and Douglas. The Board of Directors has determined that each of the members of the committee is independent in accordance with applicable rules of the Nasdaq Global Market. The Compensation Committee held two meetings during 2007. The Compensation Committee is authorized to:

•	review and approve the compensation arrangements for management, excluding the compensation for the president and chief executive officer;

•	review and recommend to the Board for approval the compensation arrangements for the president and chief executive officer;

•	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve the Company’s financial goals; and

•	review compensation arrangements for the directors and recommend to the Board of Directors for approval;

•	administer the Company’s stock incentive plan.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Dr. Hockmeyer and Mr. Werner. The Board of Directors has determined that Dr. Hockmeyer and Mr. Werner are independent in accordance with applicable rules of the Nasdaq Global Market. The Nominating and Governance Committee did not meet during 2007. The responsibilities of the Nominating and Governance Committee were fulfilled in 2007 by the independent directors of the Board. The Nominating and Governance Committee is authorized to:

•	identify and nominate members of the Board of Directors and consider nominations by stockholders;

•	develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Company; and

•	oversee the evaluation of the Board of Directors and management.

Executive Committee

The Executive Committee consists of Drs. Edward M. Rudnic, James H. Cavanaugh, R. Gordon Douglas and Wayne T. Hockmeyer. Subject to applicable law, the Executive Committee is authorized to exercise all power and authority of the Board of Directors in the oversight of the management of the Company’s business and affairs. The Executive Committee did not meet during 2007.

Nominations Process

The Nominating and Governance Committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of the Board of Directors. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values, consistent with longstanding values and standards of the Company. Members of the Board of Directors should have broad experience at the policy-making level in business, government, medicine, education, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. In identifying candidates for membership on the Board of Directors, the Nominating and Governance Committee takes into account all factors it considers appropriate, which may include strength of character, maturity of judgment, career specialization, relevant skills, diversity and the extent to which a particular candidate would fill a present need on the Board of Directors. At a minimum, director candidates must have unimpeachable character and integrity, sufficient time to carry out their duties, the ability to read and understand financial statements, experience at senior levels in areas relevant to the Company and consistent with the objective of having a diverse and experienced Board, the ability and willingness to exercise sound business judgment, the ability to work well with others and the willingness to assume the responsibilities required of a director of the Company. Each member of the Board of Directors must represent the interests of the stockholders of the Company.

The Nominating and Governance Committee also reviews and determines whether existing members of the Board of Directors should stand for re-election, taking into consideration matters relating to the number of terms served by individual directors and changes in the needs of the Board. The independent directors have nominated for re-election Richard W. Dugan with a term of office expiring at the 2011 Annual Meeting.

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year. The Nominating and Governance Committee considers stockholder recommendations for candidates for the Board of Directors that are properly submitted in accordance with the Company’s by-laws. In evaluating such recommendations, the Nominating and Governance Committee uses the qualifications standards described above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Any stockholder wishing to have a candidate considered by the Nominating and Governance Committee should submit the following written information to our Corporate Secretary:

•	the name and the contact information of, and the number of shares of MiddleBrook Pharmaceuticals, Inc., common stock held by, the person submitting the candidate;

•	the name and contact information of the candidate;

•	a resume of the candidate’s educational and professional experience and list of references;

•	a statement setting forth any relationship between the candidate and any customer, supplier, competitor, employee or director of the Company or between the candidate and the stockholder proposing the candidate; and

•	a signed consent of the candidate to background and reference checks as part of the evaluation process, to being named in a proxy statement (if determined advisable by the Nominating and Governance Committee) and to serving on the Board of Directors if nominated and elected.

Stockholder Communications with the Board of Directors

Any stockholder who wishes to communicate directly with the Board of Directors should do so in writing, addressed to MiddleBrook Pharmaceuticals, Inc., c/o Nominating and Governance Committee Chairperson, 20425 Seneca Meadows Parkway, Germantown, Maryland 20876. These communications will not be screened by management prior to receipt by the Nominating and Governance Committee Chairperson.

Corporate Governance Guidelines

In connection with the Company’s initial public offering in 2003, the Board of Directors adopted a set of corporate governance guidelines. The Company regularly monitors its corporate governance guidelines in order to comply with rules adopted by the Securities and Exchange Commission and the Nasdaq Global Market and industry practice. A copy of the Company’s corporate governance guidelines is available on the Company’s website at www.middlebrookpharma.com.

Code of Ethics and Business Conduct

The Board of Directors has adopted a written code of ethics and business conduct, a copy of which is available on the Company’s website at www.middlebrookpharma.com. The Company requires all directors, officers and employees to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. The code requires avoidance of conflicts of interest, compliance with all laws and other legal requirements, conduct of business in an honest and ethical manner, integrity and actions in the Company’s best interest. Directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code. The Sarbanes-Oxley Act of 2002 requires companies to maintain procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company currently has such procedures in place.

The Board of Directors has also adopted a written code of ethics applicable to the chief executive officer and senior financial officers, a copy of which is available on the Company’s website at www.middlebrookpharma.com. The Company requires its chief executive officer and senior financial officers to resolve ethically any actual or apparent conflicts of interest and to comply with all generally accepted accounting principles, laws and regulations designed to produce full, fair, accurate, timely and understandable disclosure in the Company’s periodic reports filed with the Securities and Exchange Commission.

Compensation of Directors

The Company currently pays each of its non-employee directors an annual fee of $20,000 for serving on its Board of Directors. In addition, the Company currently pays these directors $2,500 for each meeting of the Board attended in person, and $1,500 for each meeting of the Board attended telephonically and for each meeting of a committee of the Board attended. At such times as the Company has a non-employee Chairman of the Board, the Company will pay such individual an additional $10,000 annual fee. In 2007, each non-employee chairman of a Board committee was paid an additional $2,000 annual fee, except that the additional annual fee for the chairman of the Audit Committee was $4,000. In April 2008, the Compensation Committee, after a review of peer data compiled by Towers, Perrin, Forster & Crosby, Inc., increased the annual fees for committee chairmen, with the Audit Committee chairman fee increasing to $7,000, the Compensation Committee chairman fee increasing to $5,000, and the fee for chairmen of other committees increasing to $3,000 per year. The Company also reimburses its non-employee directors for reasonable expenses incurred to attend Board and committee meetings, as well as business meetings and functions attended on the Company’s behalf. Directors who are also employees of the Company do not receive any additional compensation for their services as our directors.

In addition, the Company’s stock incentive plan provides for the automatic grant of an option to purchase 20,000 shares of common stock to each of its non-employee directors, or an option to purchase 30,000 shares of common stock to the Chairman of the board of directors if he or she is a non-employee director, on the date of each annual meeting of stockholders, provided the director continues to serve as a director following the meeting. Each annual stock option grant vests in equal monthly installments over a period of one year from the date of grant, except that in the event of a change of control the option will become fully vested. The plan also provides for the automatic grant of an option to purchase 30,000 shares of common stock to each non-employee director who is first elected or appointed as a director after September 2, 2003. The initial option vests and becomes exercisable in equal monthly installments over a period of three years from the date of grant, except that in the event of a change of control the option will become fully vested. All of these options have an exercise price equal to the fair market value of our common stock on the date of the grant and are exercisable on the grant date. Stock options exercised prior to vesting are restricted shares until vesting occurs.

DIRECTOR COMPENSATION TABLE

The following table shows the compensation earned by each individual who served as a director at any time during the year ended December 31, 2007:

	Fees Earned or
	Paid in Cash
	Annual	Meeting	Option
	Retainer	Fees	Awards	Total
Name	($)	($)(1)	($)(2)	($)(3)

James H. Cavanaugh, Ph.D.	$22,000	$33,000	$41,866	$96,866
R. Gordon Douglas, M.D.	30,000	46,500	64,044	140,544
Richard W. Dugan	24,000	61,000	44,359	129,359
Wayne T. Hockmeyer, Ph.D.	22,000	58,000	41,866	121,866
Edward M. Rudnic, Ph.D.(4)	—	—	—	—
Martin A. Vogelbaum	20,000	27,000	13,204	60,204
Harold R. Werner	20,000	35,500	41,866	97,366

(1)	Meeting fees in 2007 reflect the significant number of Board meetings (24 meetings) held in 2007 as well as additional fees payable for Committee meetings, especially for the Audit Committee which meets throughout the year.

(2)	Amount reflects the compensation cost for the year ended December 31, 2007 for financial reporting purposes of each director’s options, calculated in accordance with SFAS 123R using a Black-Scholes valuation model and includes amounts from awards granted in and prior to 2007. See Note 17 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of assumptions made by the Company in determining SFAS 123R values and compensation costs of our equity awards. As of December 31, 2007 each non-employee director has the following number of stock options outstanding: Dr. Cavanaugh, 60,000; Dr. Douglas, 135,517; Mr. Dugan, 110,053; Dr. Hockmeyer, 107,321; Mr. Vogelbaum, 30,000; and Mr. Werner, 60,000. The grant date fair value of stock options granted in 2007 for each non-employee director was: Drs. Cavanaugh and Hockmeyer and Messrs. Dugan and Werner $22,887; Dr. Douglas $34,331 and Mr. Vogelbaum $13,204.

(3)	Directors were not compensated with stock awards or other compensation.

(4)	See the Summary Compensation Table for Dr. Rudnic, who serves as President and Chief Executive Officer of the Company.

Voting

Directors are elected by a plurality, and the nominee receiving the most votes will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election.

All outstanding shares of the Company’s Common Stock represented by valid and unrevoked proxies received in time for the Annual Meeting will be voted. A stockholder may, with respect to the election of directors (1) vote for the election of the named director nominees, (2) withhold authority to vote for all such director nominees or (3) vote for the election of all such director nominees other than any nominee with respect to whom the stockholder withholds authority to vote. Shares will be voted as instructed in the accompanying proxy. If no instructions are given, the shares will be voted FOR the election of the named director nominees.

The Board of Directors recommends a vote FOR the election of the named director nominee.

PROPOSAL 2.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of PricewaterhouseCoopers LLP to serve as independent registered public accounting firm for the fiscal year ending December 31, 2008. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. The representative is expected to be available to respond to appropriate questions from stockholders. PricewaterhouseCoopers LLP currently serves as the Company’s independent registered public accounting firm.

We are asking our stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by our by-laws or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. In the event our stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Unless marked to the contrary, the shares represented by the enclosed proxy, if properly executed and returned, will be voted FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008.

Voting

The affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote is necessary for ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Broker non-votes are not considered shares entitled to vote on the matter and therefore will not be taken into account in determining the outcome of the vote on the matter. Abstentions are considered shares entitled to vote on the matter and therefore will have the effect of a vote against the matter.

All outstanding shares of the Company’s Common Stock represented by valid and unrevoked proxies received in time for the Annual Meeting will be voted. A stockholder may (1) vote “FOR” the matter, (2) vote “AGAINST” the matter or (3) “ABSTAIN” from voting on the matter. Shares will be voted as instructed in the accompanying proxy. If no instructions are given, the shares will be voted FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

The Board of Directors recommends a vote FOR ratification of the appointment of
PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

AUDIT AND NON-AUDIT FEES

Audit Fees

The fees billed by PricewaterhouseCoopers LLP for professional services rendered in connection with the audit of the Company’s annual financial statements for 2007 and 2006, the audits as of December 31, 2007 and 2006 as to the effectiveness of internal control over financial reporting and, in 2006, of management’s assessment of the effectiveness of internal control over financial reporting, the review of the financial statements included in the Company’s quarterly reports on Form 10-Q for 2007 and 2006 and assistance with the Company’s other SEC filings during 2007 and 2006 were $364,608 in 2007 and $518,700 in 2006.

Audit-Related Fees

Audit-related fees include professional services for accounting and SEC consultations and assistance with other transactions that are reasonably related to the audit of the Company’s annual financial statements. PricewaterhouseCoopers LLP made no such audit related billings in 2007 or 2006, respectively.

Tax Fees

In 2007, PricewaterhouseCoopers LLP billed the Company $870 for professional services rendered for tax compliance in connection with review of the Company’s federal income tax return and certain state returns. There were similar billings of $7,200 in 2006.

All Other Fees

PricewaterhouseCoopers LLP billed the Company an aggregate of $1,500 and $3,000 for all other services in 2007 and 2006, respectively. This amount represents the cost of the Company’s subscription to an on-line library of authoritative accounting, auditing and financial reporting guidance and literature.

Pre-Approval of Non-Audit Services

The Audit Committee has established a policy governing the Company’s use of PricewaterhouseCoopers LLP for non-audit services. Under the policy, management may use PricewaterhouseCoopers LLP for non-audit services that are permitted under SEC rules and regulations, provided that management obtains the Audit Committee’s approval before such services are rendered. During 2007 and 2006, all non-audit services were pre-approved in accordance with this policy.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of three independent directors, as required by Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors, which is formally reviewed annually and revised as appropriate, and is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. The members of the Audit Committee are Mr. Dugan and Drs. Hockmeyer and Douglas. Each year, the Audit Committee selects, subject to stockholder ratification, the Company’s independent registered public accounting firm.

Management is responsible for the Company’s financial statements and the financial reporting process, including internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). These matters included a discussion of PricewaterhouseCoopers’ judgments about the quality (not just the acceptability) of the Company’s accounting principles as applied to the Company’s financial reporting. At regularly scheduled and special meetings during 2007, the Audit Committee also reviewed and discussed with both management and PricewaterhouseCoopers LLP their reports and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes Oxley Act of 2002.

PricewaterhouseCoopers LLP also provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with PricewaterhouseCoopers LLP that firm’s independence. The Audit Committee further considered whether the provision by PricewaterhouseCoopers LLP of the non-audit services described above is compatible with maintaining the auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the disclosures by the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission. The Audit Committee selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008.

Audit Committee

Richard W. Dugan, Chairman
R. Gordon Douglas, M.D.
Wayne T. Hockmeyer, Ph.D.

MANAGEMENT AND DIRECTORS

The Company’s executive officers, certain key employees and directors are as follows:

		Positions with
Name	Age	the Company

Edward M. Rudnic, Ph.D.	52	President, Chief Executive Officer and Director
Robert C. Low, CPA	53	Vice President, Finance, Chief Financial Officer, and Treasurer
Robert W. Bannon, CFA	43	Vice President, Investor Relations and Corporate Communications
Darren W. Buchwald	38	Vice President, Commercial Development, Sales and Marketing
Beth A. Burnside, Ph.D.	47	Senior Vice President, Pharmaceutical Research
Susan P. Clausen, Ph.D.	43	Vice President, Clinical Research
Nicholas J. Garito, Jr.	43	Vice President, Compliance and Quality
Donald J. Treacy, Ph.D.	38	Senior Vice President, Pharmaceutical Development and Quality
Sandra E. Wassink	50	Vice President, Pharmaceutical Development and Technical Operations
R. Gordon Douglas, M.D.	73	Chairman of the Board
James H. Cavanaugh, Ph.D.	71	Director
Richard W. Dugan	66	Director*
Wayne T. Hockmeyer, Ph.D.	63	Director
Martin A. Vogelbaum	44	Director
Harold R. Werner	59	Director

*	Nominated for re-election at the Annual Meeting.

Set forth below is certain information regarding the positions and business experience of each executive officer, key employee and director of the Company listed above (other than the director nominee, the biography of whom is set forth above under Proposal No. 1).

Edward M. Rudnic, Ph.D. founded MiddleBrook Pharmaceuticals, Inc. and has been our president, chief executive officer and a director since our inception. Dr. Rudnic served as chairman of the Board of Directors from May 2004 until February 2006. Dr. Rudnic has over 25 years of industry experience in the development and commercialization of a wide range of pharmaceutical products. From 1997 to 1999, Dr. Rudnic directed the research and development activities in the U.S. for Shire Pharmaceuticals. Shire acquired Pharmavene, Inc. in 1997, a start-up company focused on the design and commercialization of drug delivery systems, where Dr. Rudnic was senior vice president for development and technical operations from 1996 to 1997 and vice president, pharmaceutical research and development from 1991 to 1996. From 1990 to 1991, he was an independent consultant. From 1985 to 1990, Dr. Rudnic held positions of increasing responsibility as a director of formulation development and head of pharmaceutical process development at Schering-Plough Corporation. Dr. Rudnic was a research investigator at E.R. Squibb and Sons, developing oral controlled- release dosage forms and novel drug delivery concepts from 1982 to 1985. Dr. Rudnic has a B.S. in pharmacy, M.S. in pharmaceutics and a Ph.D. in pharmaceutical sciences from the University of Rhode Island. Dr. Rudnic is a registered pharmacist. He holds adjunct professorships at the University of Rhode Island and the University of Maryland. Dr. Rudnic was originally elected to our Board of Directors pursuant to a stockholders’ agreement between us and holders of our preferred stock. Dr. Rudnic’s term as a director will expire at the 2009 Annual Meeting of Stockholders.

Robert C. Low, CPA has served as our Vice President, Finance, Chief Financial Officer and Treasurer since October 2006. Mr. Low joined us in August 2003 and previously served as Controller and Acting Chief Financial Officer. Before joining us, he was senior vice president and corporate controller of American Medical Laboratories, Inc., prior to its acquisition by Quest Diagnostics Incorporated. Mr. Low was Chief Financial Officer of M.W.

Kellogg Limited, a joint-venture engineering company in London, England, for four years, and has additional senior financial management experience at Stone & Webster Engineering Corporation, Dresser Industries, Inc., Kellogg Oil & Gas Services Limited and The M.W. Kellogg Company. Mr. Low began his career as an auditor at Arthur Andersen & Co., where he spent approximately nine years in public accounting. He received his M.B.A. in Finance from the University of Houston and B.A. in Economics from the University of Pennsylvania. In addition, he attended the University of Houston Law Center, where he was elected to the Houston Law Review. Mr. Low is a Certified Public Accountant.

Robert W. Bannon, CFA has served as our Vice President, Investor Relations and Corporate Communications since October 2006. Mr. Bannon joined us in October 2003 as Director, Investor Relations and was promoted to senior director in November 2004. Mr. Bannon has more than 20 years of financial and investment industry experience. From 2001 to 2003, Mr. Bannon established and managed his own consulting firm, providing investor relations and financial analysis services for publicly-traded companies in several high technology industries. From 2000 to 2001, Mr. Bannon was Director of Investor Relations for Net2000 Communications, a publicly-traded telecommunications services firm. From 1987 to 2000, Mr. Bannon was employed at the National Association of Securities Dealers (NASD) and the NASDAQ Stock Market. While at the NASD and NASDAQ, he held management positions with increasing responsibilities in the economic research, market services and institutional investor services organizations. Mr. Bannon received a B.S. degree in commerce from The University of Virginia and is a holder of the Chartered Financial Analyst designation.

Darren W. Buchwald has served as our Vice President Commercial Development, Sales and Marketing since November, 2005. Mr. Buchwald joined us as Vice President, Pharmaceutical Marketing in September, 2003 and has led the Company’s efforts in building commercial capabilities, including the acquisition of Keflex, and preparing for the introduction of its portfolio of antibiotics. He works closely with the senior management team in developing the Company’s overall strategic plan, product portfolio and directing sales and marketing initiatives. From 1998 to 2003, Mr. Buchwald was Associate Director of Strategic Marketing and Manager of New Product Planning at Human Genome Sciences where he participated in the development, commercialization and launch of products in several therapeutic classes. Prior to Human Genome Sciences, Mr. Buchwald was Product Manager for the Celexa Launch Team at Parexel, as well as Product Manager at CareFirst, Blue Cross Blue Shield and Forest Laboratories. Mr. Buchwald received a B.A. in Business Communication from the University of Maryland.

Beth A. Burnside, Ph.D. has served as our Senior Vice President, Pharmaceutical Research since October, 2007. Dr. Burnside joined us in August 2002 as Senior Director, Formulation Development and was promoted to Vice President, Pharmaceutical Research in August 2003. From 1993 to 2002, Dr. Burnside was employed by Shire Laboratories Inc. While at Shire she held management positions with increasing responsibilities in the pharmaceutics, pharmaceutical development and the advanced drug delivery organizations. As Vice President of the Advanced Drug Delivery division of Shire, Dr. Burnside managed the development of the division’s specialized controlled release and enhanced bioavailability oral delivery formulation and product strategy. Prior to working at Shire, Dr. Burnside gained additional experience at Johnson & Johnson from 1991 to 1992 and at Schering-Plough Research from 1989 to 1991. She received a B.S. in chemistry/mathematics from Muhlenberg College in Allentown, Pennsylvania and an M.S. in organic chemistry and a Ph.D. in physical-organic chemistry from Drexel University.

Susan P. Clausen, Ph.D. has served as our Vice President, Clinical Research and Regulatory Affairs since December 2004. Dr. Clausen joined us as Senior Director, Clinical Research in September 2003. From 1994 to 2003, Dr. Clausen was employed at Shire Pharmaceutical Development. While at Shire, she held management positions with increasing responsibilities in the biopharmaceutical and clinical research organizations. As the senior director of clinical research, Dr. Clausen was responsible for clinical development programs in various therapeutic areas including central nervous system, oncology, virology and gastrointestinal disorders. Prior to working at Shire, Dr. Clausen gained additional experience at TSI/ Mason Research Laboratories and at Harvard Medical School as a post-doctoral research fellow. She received a B.S. (Hons) in Chemistry from University College, Dublin, Ireland, an M.S. in Forensic Science from Strathclyde University, Glasgow, Scotland and a Ph.D. in Forensic Toxicology from the University of Illinois at Chicago.

Nicholas J. Garito, Jr. has served as our Vice President, Compliance and Quality since October 2007. Mr. Garito joined us in November 2003 as Director of Quality Control and was promoted to senior director, Compliance and Quality in September 2005. From 1991 to 2003, Mr. Garito was employed at Shire Laboratories Inc., where he held management positions with increasing responsibilities in the pharmaceutical analysis, quality control and quality assurance organizations. While at Shire, Mr. Garito supported the analytical development, registration, validation, compliance and commercialization of products in several therapeutic classes. Mr. Garito received a bachelor’s degree in chemistry from Virginia Polytechnic Institute and State University.

Donald J. Treacy, Ph.D. has served as our Senior Vice President, Pharmaceutical Development and Quality since October 2007. Dr. Treacy joined us in March 2000 as Director of Analytical Research and Development, was promoted to senior director in March 2002, and to Vice President, Analysis and Pharmaceutical Quality in January 2004. Dr. Treacy has over 15 years of industry experience in product development, analytical chemistry, advanced drug delivery and quality. From 1993 to 2000, Dr. Treacy managed an analytical sciences group at Shire Laboratories Inc. During his career, he held positions of increasing responsibility in the areas of analytical development, stability, preformulation, and chemistry portions of INDs, NDAs and NDA supplements, as well as FDA inspections. Prior to his career at Shire, Dr. Treacy was involved with photodegradation research at the National Cancer Institute. Dr. Treacy received a bachelor’s degree in chemistry from Roanoke College and his Ph.D. in analytical chemistry from the University of Maryland.

Sandra E. Wassink has served as our Vice President, Pharmaceutical Development and Technical Operations since September 2004. Ms. Wassink joined us as Senior Director, Pharmaceutical Development in May 2000 and was promoted to Vice President, Pharmaceutical Technology in September 2004. Ms. Wassink has over 20 years of industry experience in formulation and development of advanced drug products. From 1992 to 2000, Ms. Wassink managed the Pharmaceutical Technology department at Shire Laboratories Inc. She was involved in development, scale up, validation and introduction into production of oral solid dose products. Prior to that, Ms. Wassink was involved in formulation development at Schering-Plough Corporation. Ms. Wassink received a bachelor’s degree in biology from Florida State University.

R. Gordon Douglas, M.D. has been a director since our inception and was appointed to be our Chairman in February 2006. Dr. Douglas currently serves as consultant to the Vaccine Research Center at the National Institute of Health. Dr. Douglas was president, Merck Vaccines, responsible for the research, development, manufacturing and marketing of Merck Vaccines’ vaccine products, from 1991 until 1999. From 1982 to 1990, he was a professor of medicine and Chairman, Department of Medicine, Cornell University Medical College and physician-in-chief, the New York Hospital. He also served as head of the infectious disease unit at the University of Rochester School of Medicine. Dr. Douglas serves on the Board of Directors of Elusys Therapeutics, Inc., Iomai Corporation, the Aeras Global TB Vaccine Foundation (Chairman), VaxInnate, Inc. and Vical Incorporated (Chairman). Dr. Douglas is a graduate of Princeton University and Cornell University Medical College. Dr. Douglas’ term as a director will expire at the 2010 Annual Meeting of Stockholders.

James H. Cavanaugh, Ph.D. has been a director since our inception. Dr. Cavanaugh is a general partner of HealthCare Partners V, L.P., HealthCare Partners VI, L.P. and Healthcare Partners VII, L.P., which are the general partners of HealthCare Ventures V, L.P., HealthCare Ventures VI, L.P. and Healthcare Ventures VII, L.P., respectively. Dr. Cavanaugh was previously president of SmithKline and French Laboratories U.S., Inc. from 1985 to 1989 and president of SmithKline Clinical Laboratories from 1981 to 1985. Dr. Cavanaugh serves as chairman of the Board of Directors of Verenium Corporation and Shire Pharmaceuticals Group PLC. Dr. Cavanaugh previously served on the Board of Directors of the National Venture Capital Association and as trustee emeritus of the California College of Medicine. Dr. Cavanaugh holds a Ph.D. and an M.S. from the University of Iowa and a B.S. from Fairleigh Dickinson University. Dr. Cavanaugh’s term as a director will expire at the 2009 Annual Meeting of Stockholders.

Wayne T. Hockmeyer, Ph.D. has been a director since our inception. Dr. Hockmeyer founded MedImmune, Inc. in April 1988 as President and Chief Executive Officer and was elected to serve on the Board of Directors in May 1988. Dr. Hockmeyer became chairman of the Board of Directors in May 1993. He relinquished his position as Chief Executive Officer in October 2000 and served as the Chairman of the Board of Directors of MedImmune, Inc. and President of MedImmune Ventures, Inc. until June 2007. Dr. Hockmeyer is a member of the Board of Directors of Baxter International, GenVec, Inc., and Idenix Pharmaceuticals, Inc. Dr. Hockmeyer earned his bachelor’s degree from Purdue University and his Ph.D. from the University of Florida in 1972. In 2002, Dr. Hockmeyer was awarded a doctor of science honoris causa from Purdue University. Dr. Hockmeyer’s term as a director will expire at the 2009 Annual Meeting of Stockholders.

Martin A. Vogelbaum was appointed a director in April 2007. Mr. Vogelbaum is a partner with Rho Ventures. Prior to joining Rho, he spent five years as a general partner of Apple Tree Partners, a life sciences venture capital firm. Previously, he was a general partner of Oxford Bioscience Partners, which he joined in 1993. Mr. Vogelbaum currently serves on the Board of Directors of several privately-held companies, including as Chairman of Gloucester Pharmaceuticals, and previously served as a member of the Board of Directors of Nuvelo, Inc., a publicly traded biopharmaceutical company. Mr. Vogelbaum received an A.B. in biology and history from Columbia University. Mr. Vogelbaum’s term as a director will expire at the 2010 Annual Meeting of Stockholders.

Harold R. Werner has been a director since our inception. Mr. Werner is a co-founder and general partner of HealthCare Ventures, a venture capital fund specializing in the health care industry. Mr. Werner has served as a director of over 30 public and private companies. Prior to the formation of HealthCare Ventures in 1985, Mr. Werner was Director of New Ventures for Johnson & Johnson Development Corporation. Before joining Johnson & Johnson in 1980, Mr. Werner was senior vice president of Robert S. First, Inc. and was responsible for managing its European and, later, U.S. health care management consulting business. Mr. Werner currently serves on the Board of Directors of TetraLogic Pharmaceutical Corporation, DecImmune Therapeutics, Inc., Aciex, Inc., Innomab, Inc., Oriel Therapeutics, Inc., Promedior, Inc., Xencor, Inc., and Stemgent, Inc. Mr. Werner received his B.S. and M.S. degrees from Princeton University and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Werner’s term as a director will expire at the 2010 Annual Meeting of Stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 31, 2008 unless otherwise indicated, regarding the beneficial ownership of our common stock by (i) each person or group known to us to be the beneficial owner of more than 5% of our common stock outstanding, (ii) each of the directors and nominees for director, (iii) each named executive officer and (iv) all of our directors and executive officers as a group. Information regarding five percent stockholders in the table and footnotes is based on the most recent Statement on Schedule 13G or 13D or amendment thereto filed by each such person with the Securities and Exchange Commission (SEC), except as otherwise known to us.

Beneficial ownership is calculated in accordance with the rules of the SEC. The number of shares of common stock beneficially owned by each entity named below includes the shares issuable pursuant to stock options or warrants held by such entity, to the extent indicated in the footnotes to the table below. Shares issuable upon exercise of these options or warrants are deemed outstanding for computing the percentage of beneficial ownership of the person holding the options or warrants but are not deemed outstanding for computing the percentage of beneficial ownership of any other person.

	Shares
	Beneficially Owned
Beneficial Owner(1)	Number	Percent

Five Percent Stockholders:
HealthCare Ventures group(2)	13,111,832	22.90
Rho Ventures group(3)	6,896,475	11.91
Tang Capital Partners, L.P.(4)	6,533,334	11.20
Deerfield group(5)	5,585,861	9.98
Millennium group(6)	4,615,134	8.12
Federated Kaufmann Fund(7)	3,500,000	6.09
RA Capital Management, LLC(8)	3,403,467	6.01
Directors and Named Executive Officers:
James H. Cavanaugh, Ph.D.(9)	13,213,906	23.58
Harold R. Werner(10)	13,213,905	23.58
Martin A. Vogelbaum(11)	6,200,351	11.07
Edward M. Rudnic, Ph.D.(12)	1,504,309	2.65
R. Gordon Douglas, M.D.(13	185,787	*
Wayne T. Hockmeyer, Ph.D.(14)	120,981	*
Richard W. Dugan(15)	115,053	*
Sandra E. Wassink(16)	255,316	*
Beth A. Burnside, Ph.D.(17)	198,426	*
Robert C. Low(18)	179,316	*
Donald J. Treacy, Jr., Ph.D.(19)	132,839	*
Directors and executive officers as a group (15 persons)(20)	22,609,596	38.70

*	less than 1%

(1)	Unless otherwise indicated, the address of each stockholder is c/o MiddleBrook Pharmaceuticals, Inc., 20425 Seneca Meadows Parkway, Germantown, Maryland 20876.

(2)	Based on a Schedule 13D filed on April 18, 2007, the number of shares includes 3,629,973 shares of Common Stock owned by HealthCare Ventures V, L.P., 6,215,389 shares of Common Stock owned and 512,177 shares of Common Stock issuable upon exercise of warrants by HealthCare Ventures VI, L.P. and 1,975,892 shares of Common Stock owned and 778,401 shares of Common Stock issuable upon exercise of warrants by HealthCare Ventures VII, L.P. The address for the HealthCare Ventures entities is 44 Nassau Street, Princeton, New Jersey 08542.

(3)	Based on a Schedule 13D filed on April 30, 2007, the number of shares includes 4,330,391 shares of Common Stock owned and 1,955,276 shares of Common Stock issuable upon exercise of warrants held by funds managed by Rho Ventures, 607,374 shares of Common Stock owned or managed by Joshua Ruch by reason of his control over certain entities as well as a trusteeship of a family trust, and 1,717 shares owned by each of Habib Kairouz and Mark Leschly. The address of Rho Ventures is Carnegie Hall Tower, 152 W. 57th Street, 23rd Floor, New York, NY 10019.

(4)	Based on a Form S-3 filed on February 1, 2008, the number of shares includes 4,191,667 shares of Common Stock owned and 2,341,667 shares of Common Stock issuable upon exercise of warrants by Tang Capital Partners, LP. The address for Tang Capital Partners, LP is 4401 Eastgate Mall, San Diego, CA 92121.

(5)	Based on a Form S-3 filed on February 1, 2008, the number of shares includes 2,030,754 shares of Common Stock beneficially owned and 1,013,634 shares of Common Stock issuable upon exercise of warrants by Deerfield Special Situations Fund International, Limited, 1,107,947 shares of Common Stock beneficially owned and 553,033 shares of Common Stock issuable upon exercise of warrants by Deerfield Special Situations Fund, L.P., 531,666 shares of Common Stock beneficially owned and 215,000 shares of Common Stock issuable upon exercise of warrants by Deerfield International Limited, 301,667 shares of Common Stock beneficially owned and 118,333 shares of Common Stock issuable upon exercise of warrants by Deerfield Partners, L.P., 612,800 shares of Common Stock issuable upon exercise of warrants by Deerfield Private Design Fund, L.P., and 987,200 shares of Common Stock issuable upon exercise of warrants by Deerfield Private Design International, L.P. In the table above, the number of shares beneficially owned has been reduced to give effect to a provision in the warrants issued to Deerfield on November 7, 2007, which limits the number of shares that may be acquired upon exercise of the warrants to the extent that, upon exercise, the number of shares of common stock then beneficially owned would exceed 9.98% of the total number of shares of common stock of the Company then issued and outstanding. The address for the Deerfield entities is 780 Third Avenue, New York, New York 10017.

(6)	Based on information provided to us by Millennium on April 24, 2008, the number of shares includes 3,275,000 shares of Common Stock beneficially owned and 900,000 shares of Common Stock issuable upon exercise of warrants by Millennium Partners, L.P., and 440,134 shares of Common Stock held by Millenco, L.L.C. The address for the Millennium entities is 666 Fifth Avenue, New York, New York 10103.

(7)	Based on a Form S-3 filed May 10, 2007, the number of shares includes 2,000,000 shares of Common Stock owned and 1,500,000 shares of Common Stock issuable upon exercise of warrants by Federated Kaufmann Fund. The address for Federated Kaufmann Fund is 140 East 45th Street, 43rd Floor, New York, NY 10017

(8)	Based on a Schedule 13G filed on February 1, 2008, the number of shares includes 2,725,897 shares of Common Stock owned and 633,325 shares of Common Stock issuable upon exercise of warrants by RA Capital Biotech Fund I, L.P., and 35,903 shares of Common Stock owned and 8,342 shares of Common Stock issuable upon exercise of warrants by RA Capital Biotech Fund II, L.P., Management, LLC. The address for RA Capital Management, LLC is 111 Huntington Avenue, Suite 610, Boston, MA 02199.

(9)	Dr. Cavanaugh is a general partner of HealthCare Partners V, L.P., HealthCare Partners VI, L.P. and HealthCare Partners VII, L.P., which are the general partners of HealthCare Ventures V, L.P., HealthCare Ventures VI, L.P. and HealthCare Partners VII, L.P., respectively. In such capacity he may be deemed to share voting and investment power with respect to 3,629,973 shares beneficially owned by HealthCare Ventures V, L.P., 6,727,566 shares beneficially owned by HealthCare Ventures VI, L.P. and 2,754,293 shares beneficially owned by HealthCare Ventures VII, L.P., each of which is a venture capital investment affiliate of HealthCare Ventures LLC. Dr. Cavanaugh disclaims beneficial ownership of the shares owned by these funds, except to the extent of his proportionate pecuniary interest therein. Dr. Cavanaugh’s beneficially owned shares also include 60,000 shares issuable upon exercise of options that are exercisable within 60 days. Dr. Cavanaugh’s address is c/o HealthCare Ventures LLC, 44 Nassau Street, Princeton, New Jersey 08542.

(10)	Mr. Werner is a general partner of HealthCare Partners V, L.P., HealthCare Partners VI, L.P. and HealthCare Partners VII, L.P., which are the general partners of HealthCare Ventures V, L.P., HealthCare Ventures VI, L.P. and HealthCare Partners VII, L.P., respectively. In such capacity he may be deemed to share voting and investment power with respect to 3,629,973 shares beneficially owned by HealthCare Ventures V, L.P., 6,727,566 shares beneficially owned by HealthCare Ventures VI, L.P. and 2,754,293 shares beneficially owned by HealthCare Ventures VII, L.P., each of which is a venture capital investment affiliate of Healthcare Ventures LLC. Mr. Werner disclaims beneficial ownership of the shares owned by these funds, except to the extent of his proportionate pecuniary interest therein. Mr. Werner’s beneficially owned shares also include 13,523 shares held by the Werner Family Investment Limited Partnership and 60,000 shares issuable upon exercise of options that are exercisable within 60 days. Mr. Werner’s address is c/o HealthCare Ventures LLC, 44 Nassau Street, Princeton, New Jersey 08542.

(11)	Mr. Vogelbaum is a member of the general partner of Rho Ventures V, L.P. and a member of the managing member of Rho Ventures V Affiliates, L.L.C. The number of shares includes 3,874,863 shares of Common Stock and warrants to purchase 1,797,459 shares of Common Stock owned by Rho Ventures V, L.P. and 340,212 shares of Common Stock and warrants to purchase 157,817 shares of Common Stock owned by Rho Ventures V Affiliates, L.L.C. Mr. Vogelbaum disclaims beneficial ownership of the shares owned by Rho Ventures V, L.P. and Rho Ventures V Affiliates, L.L.C. except to the extent of his proportionate pecuniary interest therein. Also includes 30,000 shares issuable upon exercise of options that are exercisable within 60 days. The shares issuable upon the exercise of options, depending on the date of exercise, are restricted shares subject to vesting. Mr. Vogelbaum’s address is c/o Rho Ventures, Carnegie Hall Tower, 152 W. 57th Street, 23rd Floor, New York, NY 10019.

(12)	Includes 828,484 shares issuable upon exercise of options that are exercisable within 60 days. Also includes 136,606 shares held in trust for the benefit of Dr. Rudnic, 136,606 shares held in trust for the benefit of Elizabeth Rudnic, the spouse of Dr. Rudnic, and an aggregate of 174,854 shares held in two trusts for the benefit of Dr. Rudnic’s daughters. Dr. Rudnic disclaims beneficial ownership of all shares held in trust for the benefit of Mrs. Rudnic and his daughters..

(13)	Includes 135,517 shares issuable upon exercise of options that are exercisable within 60 days.

(14)	Includes 107,321 shares issuable upon exercise of options that are exercisable within 60 days.

(15)	Includes 110,053 shares issuable upon exercise of options that are exercisable within 60 days.

(16)	Includes 255,316 shares issuable upon exercise of options that are exercisable within 60 days.

(17)	Includes 198,426 shares issuable upon exercise of options that are exercisable within 60 days.

(18)	Includes 144,226 shares issuable upon exercise of options that are exercisable within 60 days.

(19)	Includes 128,741 shares issuable upon exercise of options that are exercisable within 60 days.

(20)	Includes 13,111,832 shares beneficially owned by HealthCare Ventures group that are attributed to Dr. Cavanaugh and Mr. Werner and 6,170,351 shares beneficially owned by Rho Ventures group that are attributed to Mr. Vogelbaum. Also includes 2,456,454 shares issuable upon exercise of options that are exercisable within 60 days.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation discussion and analysis

This Compensation Discussion and Analysis (CD&A) describes how our compensation program is designed and how it operates with respect to our named executive officers (our CEO, CFO, and the three other most highly paid executives of our company). Our CD&A first describes our executive compensation philosophy and how we design our compensation program, with a discussion focusing on the main components of our compensation program. We then detail the process for the determination of the compensation of our named executive officers in 2007. Finally, we outline other benefits we provide to our named executive officers and describe several of our key executive compensation policies.

Executive Compensation Philosophy

Our compensation philosophy is designed to:

•	promote the Company’s ability to successfully attract and retain highly qualified and motivated executives;

•	to provide compensation levels and programs that are competitive with comparably sized pharmaceutical and biotechnology companies across the U.S.;

•	to align the interests of executives with shareholders; and

•	to reward executives with incentives that are closely linked to a balance of the Company’s short and long-term performance goals.

Our executive compensation philosophy is based on two core elements: to pay for performance and to provide a competitive compensation package.

Pay for performance: We structure our compensation program to align the interests of our senior executives with the interests of our stockholders. We believe that an employee’s compensation should be tied directly to helping us achieve our mission and deliver value to our stockholders. Therefore, a significant part of each executive’s pay depends on his or her individual performance against key objectives. The Committee (or the full Board in the case of our CEO) assesses the individual performance of each executive officer in making compensation decisions related to cash bonuses and equity awards. The assessment of individual performance is inherently subjective. Essentially the Committee (or the Board in the case of our CEO) assesses how well an officer fulfilled his or her obligations in the past year. This assessment includes consideration of how well the operations or functions for which an officer is responsible performed during the year. One factor that the Committee (or the Board in the case of our CEO) evaluates in making assessments of individual performance is how well an officer performed against the performance goals set for such officer for the relevant year. Performance goals for each named executive officer typically include such areas as: financial performance, organizational development/human resources, corporate strategy/business development, innovation/R&D, quality/regulatory, operational excellence, board relations/governance, investor relations and leadership.

Competitive compensation: We believe that a competitive compensation program is an important tool to help attract and retain talented employees capable of leading our business in the highly complex and competitive environment in which we operate. We aim to pay our executives at approximately the median level of pay of our peer group when targeted levels of performance are achieved. By providing compensation that is competitive with our peer companies, we reduce the risk that our executives can be recruited away.

Compensation Program Design and Process

This section describes how we determine the design of our executive compensation program. We believe our executive compensation program is reasonable and appropriate because it is aligned with our business goals to deliver value to our stockholders.

Compensation Committee

The Compensation Committee is responsible for providing oversight of our executive compensation program for the named executive officers as well as other members of senior management. The Committee reviews and evaluates the executive compensation program on an annual basis to ensure that the program is aligned with our compensation philosophy.

Compensation Consultant Role

The Compensation Committee periodically retains independent compensation consulting firms to provide advisory services. Towers, Perrin, Forster & Crosby, Inc. (Towers Perrin) assisted the Compensation Committee by providing the following services in 2007:

•	Provided competitive benchmarking and market data analysis, including data used for reviewing the compensation of our CEO and other named executive officers;

•	Provided a review of our change-in-control benefits, including analyzing these benefits against our peer companies and best practices;

•	Provided a competitive analysis of severance benefits for senior management;

•	Reviewed and advised on certain materials provided to the Committee for discussion and approval; and

•	Attended telephonically certain of the Committee’s meetings in 2007.

The members of the Towers Perrin team providing advice to the Compensation Committee do not provide any other services to our Company. Towers Perrin follows internal guidelines and practices to guard against any conflict of interest and to ensure the objectivity of their advice.

Role of Company Management

The CEO makes recommendations to the Compensation Committee concerning the compensation of the other named executive officers and other senior management. In addition, the CEO is involved in setting the business goals that are used as the performance goals for the bonus incentive plan, subject to Compensation Committee approval. The CEO and the Senior Director of Corporate Administration work closely with the Committee, compensation consultants, and management to ensure that the Committee is provided with the appropriate information to make its decisions, to propose recommendations for Committee consideration, and to communicate those decisions to management for implementation.

Benchmarking and Use of Peer Group Data

Our executive compensation program seeks to provide total compensation, when targeted levels of performance are achieved, at the median of the pay levels of executives with similar roles at comparable companies. Use of survey data from MiddleBrook’s peers plays a significant role in the structure of the compensation program as it is a primary input in setting target levels for base salaries, cash bonuses and equity awards and helps us to ensure that the compensation is market competitive in order to retain and attract talent.

The Company participates in compensation surveys conducted by Radford Surveys (a part of Aon Consulting) each year. The Company has access to the resulting Radford reports, which are specific to the pharmaceutical and biotech industry, which provide data on salaries, bonuses, and option grants, for specific job positions. The Company utilizes this information when reviewing the salaries for all of its employees including the named executive officers. Salaries for all employees in the Company are typically adjusted on March 1 each year.

The Compensation Committee has, in certain years, retained Towers Perrin, an independent consulting firm, to conduct a study of peer companies for the purpose of reviewing the compensation levels of our executive officers, including the named executive officers. We use data from companies that the Committee has selected as comparable companies (collectively, our “peer group”) to help identify a reasonable starting point for base salaries, cash bonuses and equity awards and then analyze company and individual performance to determine whether it is appropriate to move away from this baseline. Peer group data also plays a role in what non-cash compensation is paid to the named executive officers as the market data we obtained regarding companies in our peer group helps determine what types and amounts of non-cash compensation are appropriate for competitive purposes. MiddleBrook’s use of peer group data is consistent among the named executive officers in that the baseline (i.e. percentile target) that is set for an element of compensation applies to all officers regardless of position.

The Compensation Committee retained Towers Perrin to conduct a competitive benchmarking analysis on compensation for 2007. The report compared our executive compensation with that of a large sample of biotech companies composed of commercial and near-commercial companies with less than 250 employees, biotech companies that have gone public since 2003, and other late development stage biotech companies with approximately 100-250 employees. The peer group was composed of approximately 30 companies. Peer companies include the following: Depomed, CollaGenex, ISTA Pharmaceuticals, Indevus Pharmaceuticals, ImmunoGen, Vivus, Tercica, Cerus, Trimeris, Anadys Pharmaceuticals, GenVec, Momenta Pharmaceuticals, GTx Inc., Acadia Pharmaceuticals, Rigel Pharmaceuticals, Vical, Immunomedics, AVI BioPharma, Novavax, Alnylam Pharmaceuticals, CoTherix Inc., Discovery Laboratories, Idenix Pharmaceuticals, Durect Corporation, Renovis, Array BioPharma, Genta, Avant Immunotherapeutics, Diversa, and Genitope.

Elements of Executive Compensation in 2007

The main components of our executive compensation program are:

•	Base salary;

•	Annual cash incentive bonus; and

•	Long-term incentives: stock options.

We do not provide a retirement program to our employees. Below we explain how the amounts for each executive compensation element are determined.

Base Salaries

Base salaries are paid in order to provide a fixed component of compensation for the named executive officers. For 2007, base salary target levels for all named executive officers were set within a range that is competitive with the 50th percentile of salaries paid to comparable officers at companies in our peer group. The Committee selected the 50th percentile as the positioning for base salaries because, as they are the only fixed component of compensation, they are less appropriately used to motivate performance and thus, the Committee determined to set them at a reasonably competitive mid-point.

The Committee sets actual individual base salaries higher or lower than targeted base salaries for any reason that the Committee deems relevant. Factors that the Committee may consider relevant for adjusting the targeted base salaries include how long an officer has been at the Company and in his or her current role, the impact of his or her position on the Company’s results and how such officer’s role fits within the hierarchy of the organization.

At the Compensation Committee meeting of January 24, 2007, the Committee established the base salaries of the named executive officers, other than the CEO. For each officer, the Committee concluded that the existing base salary was generally in line with the 50th percentile of salaries paid to comparable officers at companies in our peer group, with the exception of an adjustment for inflation. Accordingly, base salaries for each officer were increased by a cost of living adjustment, which was 4.0 percent. A similar cost of living adjustment for the CEO was approved at the Board of Directors meeting held on February 1, 2007. The new salaries were effective March 1, 2007.

In October 2007, Beth Burnside, Ph.D. and Donald Treacy, Ph.D. were each promoted from Vice President to Senior Vice President. The Compensation Committee reviewed Radford survey data for the bioscience industry for senior vice presidents of research and development, and set their new salaries within a range that is competitive with the 50th percentile of the data.

Cash Incentive Bonuses

Cash incentive bonuses are intended to reward company and individual performance by providing officers with an opportunity to receive additional cash compensation based on both the company’s performance relative to the financial targets described above and the Committee’s assessment of how well an officer performed his or her role during the applicable year.

Target Setting for 2007

Target bonus levels and benchmarking.  For 2007, cash bonus targets, expressed as a percentage of base salary, for all named executive officers were set within a range that is competitive with the 50th percentile of cash bonuses paid to comparable officers at companies in our peer group. The Compensation Committee has the discretion to adjust each officer’s target as it deems appropriate. Potential reasons for adjusting cash bonus targets include how long an officer has been in his or her current role, how the officer’s role fits within the hierarchy of the organization, and how the officer’s base salary, upon which the bonus is based, has increased historically. The peer group data suggested that the targets would maintain cash compensation within the broad middle range of expected competitive pay given median peer performance, so no adjustments were necessary. The 2007 targets for the positions held by the named executive officers were as follows:

CEO: 50% of Base Salary
Senior Vice Presidents: 30% of Base Salary
Vice Presidents: 25% of Base Salary

Elements of Bonus.  Each cash bonus target consists of two elements, a Company performance element and an individual performance element. For the named executive officers, the weighting of these elements for each position is as follows:

CEO: 100% Company performance, zero percent individual performance
Senior Vice Presidents: 66% Company performance, 34% individual performance
Vice Presidents: 50% Company performance, 50% individual performance

Performance Goals for 2007.  In December 2006, the Company filed a New Drug Application with the Food and Drug Administration for its lead product, Amoxicillin PULSYS. This was the Company’s first NDA and approval of the NDA was deemed critical to the Company’s survival and its future success. Due to the importance of this objective, the Compensation Committee agreed that there would be only one performance goal for 2007, which was to achieve a positive result with the FDA for the Amoxicillin PULSYS NDA. It was expected that achievement of this goal would take at least 10 months and possibly longer.

Determination of Actual Cash Bonus Payouts for 2007

Achievement of Performance Goals.  On January 23, 2008, the Company was notified by the FDA that its New Drug Application for Amoxicillin PULSYS had been approved. As this was a full approval, and not, for example, an “approvable” letter with requirements for additional information, the Compensation Committee considered this to be an outstanding achievement of the Company’s 2007 goals.

Actual Bonus Levels.  In light of management’s significant achievement, the Compensation Committee believed it was appropriate to use its discretion and apply an upward adjustment of the target bonus for certain officers. The discretion that was used took into account the Committee’s view of how well each officer performed his or her responsibilities during 2007. Specifically, the cash bonuses for Dr. Rudnic, Mr. Low, Dr. Burnside and Dr. Treacy were adjusted upward to 125% of target, while Ms. Wassink received a bonus of 100% of target.

Equity Awards

Equity awards have the potential to be a significant component of each named executive officer’s compensation package. We emphasize equity awards to motivate our named executive officers to drive the long-term performance of the company and to align their interests with those of our stockholders. This emphasis is appropriate as these officers have the greatest role in establishing the Company’s direction and should have a significant proportion of their compensation aligned with the long-term interests of shareholders.

Structure of Equity Compensation Program

The Compensation Committee utilizes stock options as an annual grant to recognize that it is in the best interest of the Company to provide a certain amount of equity to officers that will vest as long as the officer continues to serve at MiddleBrook, and will only have value as long as MiddleBrook’s market value increases from the date of grant. For 2007, stock option awards, expressed as a percentage of base salary, for all named executive officers were set within a range that is competitive with the 50th percentile of cash bonuses paid to comparable officers at companies in our peer group. The Compensation Committee has the discretion to adjust each officer’s award as it deems appropriate. Potential reasons for adjusting stock option awards include how long an officer has been in his or her current role, how the officer’s role fits within the hierarchy of the organization, and how the officer’s stock options awards have increased historically.

2007 Equity Grants

In order to determine the size of equity grants to be awarded to each named executive officer during the 2007 annual grant process, the Committee reviewed market data on how much equity similarly situated officers were receiving at companies in our peer group. This review focused on how much equity should be granted to each officer in order to be competitive with the 50th percentile of equity awards provided to officers at companies in our peer group. The Compensation Committee approved stock option grants to the named executive officers, other than Dr. Rudnic, on January 24, 2007, including 40,000 options to Mr. Low, 50,000 options to Dr. Burnside, 55,000 options to Dr. Treacy, and 60,000 options to Ms. Wassink. On February 1, 2007, the Board of Directors approved, upon recommendation from the Compensation Committee, a grant of 150,000 options to Dr. Rudnic. In determining the actual amounts of the grants, the Committee (or the Board in the case of Dr. Rudnic) used its discretion to determine each named executive officer’s 2007 option grant.

Other Elements of Compensation

Severance and change in control benefits

The Company has adopted a change-in-control severance pay program for nearly all employees of the Company, including the named executive officers. The program is intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of the Company. In addition, for executives, the program is intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executives’ own employment. Because this program is guided by different objectives than the regular compensation program, decisions made under this program do not affect the regular compensation program.

Although there are some differences in benefit levels depending on the employee’s job level and seniority, the basic elements of the program for severance benefits in connection with a change in control are comparable for all employees:

•	Double trigger. Unlike “single trigger” plans that pay out immediately upon a change in control, the MiddleBrook program generally requires a “double trigger” — a change in control followed by an involuntary loss of employment within one year thereafter. This is consistent with the purpose of the program, which is to provide employees with a guaranteed level of financial protection upon loss of employment.

•	Covered terminations. Employees are eligible for payments if, within one year of the change in control, their employment is terminated or deemed to be terminated (i) without cause by the company or (ii) for good reason by the employee, each as is defined in the program.

•	One-year protection. Executive officers who suffer a covered termination receive up to one year (two years, in the case of Dr. Rudnic) of pay and benefit protection. The purpose of these provisions is to assure employees a reasonable period of protection of their income and core employee benefits upon which they depend for financial security

•	Severance payment. Executives are all eligible for one year’s (two years, in the case of Dr. Rudnic) base salary plus pro-rata cash bonus (with bonus established as the then-current year’s target bonus).

•	Benefit continuation. Basic employee benefits such as health and life insurance would be continued for up to one year following termination of employment. All executives, including named executive officers, are entitled to one year’s benefit continuation (two years, in the case of Dr. Rudnic), with reimbursement of the cost of benefits continuation under the Consolidated Omnibus Benefits Reconciliation Act (“COBRA”) payable by the Company over the period of such entitlement.

•	Accelerated vesting of equity awards. Any unvested equity awards at the time of a change in control would become vested.

•	Excise tax. In some circumstances, the payments or other benefits received by the employee in connection with a change in control may exceed certain limits established under Section 280G of the Internal Revenue Code. The employee would then be subject to an excise tax on top of normal federal income tax. Because of the way the excise tax is calculated, it can impose a large burden on some employees while similarly compensated employees will not be subject to the tax. The costs of this excise tax would be borne by the employee.

For further discussion of these agreements, including the estimated amounts that would be payable assuming a termination date of December 31, 2007, see the “Estimated Payments and Benefits Upon Termination” section of this Proxy Statement.

Other benefits

Our executives are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance and our 401(k) plan, in each case on the same basis as our other employees. There are no special benefits or perquisites provided to any executive officer in 2007.

Retirement and Other Benefits

MiddleBrook does not maintain a pension program or a deferred compensation plan for executives or for any other employees. MiddleBrook does offer a 401(k) Plan to any employee who wishes to participate. However, the Company has discretion in making an employer contribution to the 401(k) Plan and has never done so. The named executive officers participate in the same medical and dental benefit programs as other employees.

Corporate Policies Covering Executive Compensation

Share Ownership and Retention Guidelines

The Company does not have share ownership or retention guidelines for its named executive officers or other employees.

Equity Incentive Grant Mechanics and Timing

The Compensation Committee approves all grants for equity incentives, including grants to named executive officers. Awards granted to the CEO must be approved by the Compensation Committee and then recommended by the Committee to the Board of Directors, which must have at least 75% of the independent (non-management) directors of the Board approve it.

For annual awards, the grant date is the date during the first calendar quarter when the Compensation Committee and the full Board of Directors meet. The Committee’s procedure for timing of equity grants assures that grant timing is not being manipulated for employee gain. This date, which is typically in late January or early to mid February, is established by the Committee well in advance. This first quarter grant date timing coincides with the Company’s calendar-year-based performance management cycle, allowing managers to deliver the equity awards close in time to performance appraisals, which increases the impact of the awards by strengthening the link between pay and performance.

Grants to new hires and other off-cycle grants are typically reviewed and approved by the Compensation Committee once a month. The grants are effective on the date of grant.

The grant price for all awards is the fair market value of the Company’s common stock. The fair market value is defined as the most recent closing price.

Policy Against Repricing Stock Options

The Company has a consistent policy against the repricing of stock options.

Executive Compensation Recovery Policy

An executive may be terminated for cause, due to dishonesty, embezzlement, theft or fraudulent misconduct or for other reasons. In such a case, any unpaid incentive awards as of the date of termination would be forfeited. The Compensation Committee has not adopted an executive compensation recovery policy that would address the potential recovery of incentive compensation (cash or equity) paid in previous periods that was based on intentional misconduct and the effect of the wrongdoing was to increase the amount of bonus or incentive compensation. However, each executive’s employment agreement includes a specific enforcement clause, in which an injunction or other relief in court may be sought by the Company, should the employee violate the confidentiality, work product, and non-compete provisions of the agreement. In addition, the Company could bring an action, either in law or equity, or seek arbitration, in order to obtain a remedy.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be incorporated by reference in the Company’s annual report on Form 10-K and included in this proxy statement on Schedule 14A.

Compensation Committee

Wayne T. Hockmeyer, Ph.D.
R. Gordon Douglas, M.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or our compensation committee. See “Certain Relationships and Related Transactions.”

COMPENSATION TABLES

Summary Compensation Table

The following table contains summary information concerning annual compensation for the fiscal years ended December 31, 2007 and 2006 for our named executive officers.

				Stock
				Option
		Salary	Bonus	Awards	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)

Edward M. Rudnic, Ph.D.	2007	$413,333	$260,000	$395,301	$1,068,634
President, Chief Executive Officer and Director	2006	397,467	170,000	777,873	1,345,340
Robert C. Low, CPA	2007	248,333	78,125	103,191	429,649
Vice President, Finance, Chief Financial Officer and Treasurer	2006	239,115	55,500	136,113	430,728
Beth A. Burnside Ph.D.	2007	243,655	97,500	91,352	432,507
Sr. Vice President, Pharmaceutical Research	2006	229,167	53,419	160,842	443,428
Donald J. Treacy, Jr., Ph.D.	2007	242,289	97,500	85,308	425,097
Sr. Vice President, Pharmaceutical Development & Quality	2006	227,260	53,015	139,855	420,130
Sandra E. Wassink	2007	238,016	59,888	98,311	396,215
Vice President, Pharmaceutical Development & Technical Operations	2006	228,165	60,464	171,927	460.556

(1)	Officer salaries are typically set for the period from March 1st through February 28th of the following year.

(2)	Amount reflects the compensation cost for the year ended December 31, 2007 for financial reporting purposes of the named executive officer’s stock options, calculated in accordance with SFAS 123R using a Black-Scholes valuation model and includes amounts from awards granted in and prior to 2007. See Note 17 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of assumptions made by the Company in determining SFAS 123R values and compensation costs of our equity awards.

Grants of Plan-Based Awards Table

The following table sets forth each equity award granted to the Company’s named executive officers during the year ended December 31, 2007. No stock options were repriced or materially modified during the fiscal year.

		Number of	Exercise or
		Securities	Base Price
		Underlying	of Stock Option	Grant Date Fair
	Grant	Stock Options	Awards	Value of Stock Option
Name	Date	(#)	($/Sh)	Awards ($)(1)

Edward M. Rudnic, Ph.D.	2/1/07	150,000	$2.93	$309,000
Robert C. Low, CPA	1/24/07	40,000	$2.47	69,200
Beth A. Burnside, Ph.D.	1/24/07	50,000	$2.47	86,500
Donald J. Treacy, Jr., Ph.D.	1/24/07	55,000	$2.47	95,150
Sandra E. Wassink	1/24/07	60,000	$2.47	103,800

(1)	Represents the fair value of each stock option as of the date it was granted, in accordance with SFAS 123R and using a Black-Scholes valuation model. See Note 17 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of assumptions made by the Company in determining SFAS 123R values and compensation costs of our equity awards.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2007.

	Stock Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying		Stock Option
	Unexercised	Unexercised		Exercise	Stock Option
	Stock Options	Stock Options		Price	Expiration
Name	(#)	(#)		($)	Date
	Vested and	Unvested and
	Exercisable	Unexercisable

Edward M. Rudnic, Ph.D.	40,984	—	(1)	$0.62	6/3/13
	400,000	—	(2)	10.00	10/15/13
	143,750	6,250	(2)	8.45	2/24/14
	106,250	43,750	(2)	4.55	1/27/15
	45,833	54,167	(2)	1.79	2/1/16
	31,250	118,750	(2)	2.93	1/31/17

	768,067	222,917

Robert C. Low, CPA	6,831	—	(1)	1.41	9/1/13
	25,000	5,000	(2)	8.40	9/14/14
	17,500	12,500	(2)	4.80	5/24/15
	20,000	—	(3)	0.93	9/6/15
	10,416	9,584	(2)	1.36	10/25/15
	23,958	26,042	(2)	1.48	1/24/16
	7,291	17,709	(2)	4.67	10/16/16
	9,166	30,834	(2)	2.47	1/23/17

	120,162	101,669

	Stock Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying		Stock Option
	Unexercised	Unexercised		Exercise	Stock Option
	Stock Options	Stock Options		Price	Expiration
Name	(#)	(#)		($)	Date
	Vested and	Unvested and
	Exercisable	Unexercisable

Beth A. Burnside, Ph.D.	28,687	—	(1)	0.62	8/13/12
	21,856	—	(1)	1.41	9/1/13
	21,856	—	(1)	1.41	9/1/13
	47,886	2,114	(2)	8.45	2/24/14
	35,416	14,584	(2)	4.05	1/23/15
	15,006	—	(3)	0.93	9/6/15
	20,000	—	(3)	0.93	9/6/15
	23,958	26,042	(2)	1.48	1/24/16
	11,458	38,542	(2)	2.47	1/23/17

	226,123	81,282

Donald J. Treacy, Jr., Ph.D.	10,928	—	(2)	10.00	10/15/13
	47,886	2,114	(2)	8.45	2/24/14
	35,416	14,584	(2)	4.05	1/23/15
	23,958	26,042	(2)	1.48	1/24/16
	12,604	42,396	(2)	2.47	1/23/17

	130,792	85,136

Sandra E. Wassink	12,294	—	(1)	0.62	4/8/12
	21,856	—	(1)	0.62	6/3/13
	38,249	—	(1)	1.41	9/1/13
	47,886	2,114	(2)	8.45	2/24/14
	35,416	14,584	(2)	4.05	1/23/15
	20,000	—	(3)	0.93	9/6/15
	20,000	—	(3)	0.93	9/6/15
	23,958	26,042	(2)	1.48	1/24/16
	13,750	46,250	(2)	2.47	1/23/17

	233,409	88,990

(1)	Stock option vests 25% on each of the four anniversaries of the grant date, assuming continued employment.

(2)	Stock option vests at the rate of 1/48th of the shares each month from the date of grant, assuming continued employment.

(3)	Stock option vested one year from date of grant.

Option Exercises and Stock Vested Table

The following table shows the number of shares acquired upon exercise of stock options by each named executive officer during the year ended December 31, 2007. The Company has not issued shares of restricted stock to the named executive officers.

Stock Option Awards
Number of
	Shares	Value
	Acquired on	Realized
	Exercise	on Exercise
Name	(#)	($)(1)

Donald J. Treacy, Jr., Ph.D.	116,496	171,358

(1)	Value realized represents market value of the stock on the date of exercise less the exercise price paid.

Pension benefits table and Nonqualified deferred compensation table

The Company provides an employee contributory 401(k) plan and does not otherwise provide retirement benefits or deferred compensation. The company has discretion to match contributions made by the employees. To date, no matching contributions have been made by the Company.

Estimated Payments and Benefits Upon Termination

The amount of compensation and benefits payable to each named executive officer in the event of a termination without cause or a change in control situation has been estimated in the tables below.

	Edward M.	Robert C.	Beth A.	Donald J.	Sandra E.
	Rudnic	Low	Burnside	Treacy	Wassink

Severance Payments(1)	$832,000	$250,000	$260,000	$260,000	$239,552
Performance Bonus	208,000	62,500	78,000	78,000	59,888
Stock Options(2)	—	—	—	—	—
Health Care	40,198	13,471	20,099	20,099	20,099

Total	$1,080,198	$325,971	$358,099	$358,099	$319,539

(1)	For this table we assumed the named executive officer was terminated as of December 31, 2007. Each named executive officer was granted an increase in salary effective March 1, 2008.

(2)	Vesting of outstanding unvested stock options is accelerated in the event of a Change-in-Control or in the event of total and permanent disability or death. The aggregate intrinsic amount is equal to the market value of our stock which was $1.20 on December 31, 2007 less the exercise price multiplied by the number of unvested options. None of the named executive officers had unvested in-the-money options based upon the stock price at December 31, 2007.

Equity Compensation Plan Information

The following table provides information with respect to the equity securities that are authorized for issuance under our equity compensation plans as of December 31, 2007.

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to	Weighted-Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected
	Warrants and Rights(1)	Warrants and Rights	in First Column)

Equity compensation plans approved by security holders	3,472,204	$4.74	2,659,604
Equity compensation plans not approved by security holders	—	—	—

Total	3,472,204		2,659,604

(1)	Does not include warrants granted to purchase shares of common stock in connection with certain of our financing transactions. At December 31, 2007, the following warrants to purchase common stock were outstanding and exercisable:

	Exercise	Expiration	Number of
Date Issued	Price	Date	Shares

April 29, 2005	$4.78	April 29, 2010	2,396,357
April, 12, 2007	$2.27	April 12, 2012	7,616,250
November 7, 2007	$1.38	November 7, 2013	3,000,000

			13,012,607

On January 28, 2008, the Company granted 3,500,001 warrants to purchase shares of common stock at an exercise price of $3.00 in connection with a private placement transaction. These warrants will expire July 23, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

The Board has adopted written policies and procedures for the review and approval of transactions involving the Company and related parties, such as directors, executive officers and their immediate family members. These policies are included in the Company’s Code of Ethics and in the Audit Committee Charter. All transactions involving the Company and related parties are subject to approval or ratification in accordance with the following procedures:

•	Management will be responsible for determining whether a transaction is a transaction requiring review under this policy, in which case the transaction shall be disclosed to the Audit Committee

•	The Audit Committee shall review the relevant facts and circumstances, including, for example, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or ordinary circumstances and the related party’s interest in the transaction.

•	In the event the Company becomes aware of a related party transaction that has not been approved, the Audit Committee shall evaluate all options available to the Company, including ratification, revision, or termination of such transaction and take such course of action as the Committee deems appropriate under the circumstances.

•	No director shall participate in any discussion or approval of a transaction for which he or she is a related party.

Deerfield Transaction

The Company’s Board of Directors reviewed and approved the following related party transaction in 2007 in accordance with our policies:

On November 7, 2007, the Company entered into a series of agreements with Deerfield Management, a healthcare investment fund and one of the Company’s largest equity stockholders, which provided for a potential capital raise of up to $10 million in cash. As more fully described in Note 13 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, the Company sold certain assets, including product inventories, and assigned certain intellectual property rights, relating to its existing, non-PULSYS cephalexin business, to affiliates of Deerfield in exchange for cash proceeds of $7 million, after deduction of certain transaction-related expenses as well as the right to repurchase the assets and rights sold and licensed by the Company to Deerfield.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC and provide the Company with copies of such reports. The Company has reviewed such reports received by it and written representations from its directors and executive officers. Based solely on such review, the Company believes that reports required during the year ended December 31, 2007 were filed on a timely basis.

CORPORATE PERFORMANCE GRAPH

The following Performance Graph and related information shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it be reference into such filing.

The following graph shows the cumulative total return resulting from a hypothetical $100 investment in our common stock on October 16, 2003, the date of our initial public offering, through February 29, 2008. MiddleBrook stock price performance over this period is compared to the same amount invested in the Nasdaq Stock Market (U.S.) Index and the Nasdaq Pharmaceutical Index over the same period (in each case, assuming reinvestment of dividends). This graph is presented as required by SEC rules. Past performance might not be indicative of future results. While total stockholder return can be an important indicator of corporate performance, we believe it is not necessarily indicative of our corporation’s degree of success in executing our business plan, particularly over short periods.

	10/16/03	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07

MiddleBrook Pharmaceuticals	$100.00	$75.00	$38.20	$13.80	$39.10	$12.00
Nasdaq Stock Market (U.S.)	$100.00	$102.66	$111.72	$114.10	$125.36	$135.93
Nasdaq Pharmaceutical Index	$100.00	$99.75	$106.24	$116.99	$114.52	$120.43

FORM 10-K

The Company will provide without charge a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including financial statements and schedules, to each of the Company’s stockholders of record on April 15, 2008, and to each beneficial owner of common stock on that date, upon receipt of a written request. Written requests may be mailed to Investor Relations, MiddleBrook Pharmaceuticals, Inc., 20425 Seneca Meadows Parkway, Germantown, Maryland 20876. In the event that exhibits to such Form 10-K are requested, a fee will be charged for reproduction of such exhibits. Requests from beneficial owners of common stock must set forth a good faith representation as to such ownership. The Company’s filings with the SEC are available without charge on the Company’s website, www.middlebrookpharma.com, as soon as reasonably practicable after filing.

STOCKHOLDER PROPOSALS

The proxy rules adopted by the Securities and Exchange Commission provide that certain stockholder proposals must be included in the proxy statement for our Annual Meeting. For a proposal to be considered for inclusion in next year’s proxy statement, it must be submitted in writing to the Company no later than December 22, 2008. Such proposals and nominations must be made in accordance with the Amended and Restated By-Laws of the Company and must be delivered to the Company at its principal executive offices in Germantown, Maryland.

Pursuant to the Company’s Amended and Restated By-Laws, any stockholder proposal or director nomination for our 2009 annual meeting that is submitted will be considered “untimely” if we receive it before January 23, 2009, or after February 20, 2009 and thus, may be excluded from consideration at our 2009 Annual Meeting.

STOCKHOLDERS SHARING THE SAME ADDRESS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, commonly referred to as “householding” potentially provides extra convenience for stockholders and cost savings for companies. Because the Company utilizes the “householding” rules for proxy materials, stockholders who share the same address will receive only one copy of the annual report and proxy statement, unless the Company receives contrary instructions from any stockholder at that address. The Company will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the proxy statement and annual report at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may obtain additional copies by contacting us in writing to the Company c/o the Corporate Secretary at the Company’s corporate headquarters. Eligible stockholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting the Company in the same manner.

If you are a beneficial owner (for example, you hold your shares in a brokerage or custody account), you can request additional copies of the proxy statement and annual report or you can request householding by notifying your broker, bank or nominee.

OTHER BUSINESS

The Board of Directors of the Company knows of no other business to be acted upon at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Edward M. Rudnic, Ph.D.
President and Chief Executive Officer

May 7, 2008

THE BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR OWN SHARES.

MIDDLEBROOK PHARMACEUTICALS, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS
to be held June 4, 2008
The undersigned hereby appoints EDWARD M. RUDNIC, Ph.D. and ROBERT C. LOW, and each of them, with full power of substitution to each, as attorneys and proxies of the undersigned, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of MiddleBrook Pharmaceuticals, Inc. (the “Company”) to be held at the Company’s offices at 20425 Seneca Meadows Parkway, Germantown, Maryland 20876 on Wednesday, June 4, 2008 at 8:30 a.m., ET, local time, and at any adjournment or postponement thereof, upon and in respect of the following matters, and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
The undersigned hereby acknowledges receipt of a copy of the Company’s 2007 Annual Report and Notice of Annual Meeting and Proxy Statement relating to such Annual Meeting. The undersigned revokes all proxies heretofore given for said Annual Meeting and any adjournment or postponement thereof.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY SENDING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY DELIVERING TO THE COMPANY A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.
THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE PERSON(S) SIGNING IT. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES INDICATED AND “FOR” EACH OF THE OTHER PROPOSALS.
(Continued and to be signed on the reverse side.)

COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF
MIDDLEBROOK PHARMACEUTICALS, INC.
June 4, 2008
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
▼ Please detach along perforated line and mail in the envelope provided. ▼

10030000000000000000 3	060408

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF THE NAMED DIRECTOR NOMINEES
AND “FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	To elect one director for a three-year term ending in 2011.

NOMINEE:
☐	FOR THE NOMINEE	Richard W. Dugan

☐	WITHHOLD AUTHORITY FOR THE NOMINEE

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

3.	To conduct such other business as may properly come before the meeting and any adjournments thereof.
The Board of Directors of the Company has fixed the close of business on April 15, 2008 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of the stockholders as of the record date will be available for inspection by stockholders at the Company’s offices during business hours for a period of 10 days prior to the Annual Meeting.
All stockholders are cordially invited to attend the meeting in person. In any event, please mark your votes, then date, sign and return the accompanying form of proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States) whether or not you expect to attend the meeting in person. You may also transmit your proxy by use of any touch-tone telephone or electronically via a secure Internet web site, as described on the accompanying form of proxy. Please note that in order to record your vote, you must either return the accompanying form of proxy or transmit your voting instructions telephonically or via the Internet. The proxy is revocable by you at any time prior to its exercise, regardless of the manner used to transmit your voting instructions. The prompt communication of your voting instructions via any of the designated methods will be of assistance in preparing for the meeting, and your cooperation in this respect will be appreciated.
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held June 4, 2008.
The annual report and proxy statement are available at
http://www.middlebrookpharma.com

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF
MIDDLEBROOK PHARMACEUTICALS, INC.
June 4, 2008

PROXY VOTING INSTRUCTIONS

MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE — Call toll-free 1-800-PROXIES
(1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON — You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
▼ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ▼

10030000000000000000 3	060408

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF THE NAMED DIRECTOR NOMINEES
AND “FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	To elect one director for a three-year term ending in 2011.

NOMINEE:
☐	FOR THE NOMINEE	Richard W. Dugan

☐	WITHHOLD AUTHORITY FOR THE NOMINEE

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

3.	To conduct such other business as may properly come before the meeting and any adjournments thereof.
The Board of Directors of the Company has fixed the close of business on April 15, 2008 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of the stockholders as of the record date will be available for inspection by stockholders at the Company’s offices during business hours for a period of 10 days prior to the Annual Meeting.
All stockholders are cordially invited to attend the meeting in person. In any event, please mark your votes, then date, sign and return the accompanying form of proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States) whether or not you expect to attend the meeting in person. You may also transmit your proxy by use of any touch-tone telephone or electronically via a secure Internet web site, as described on the accompanying form of proxy. Please note that in order to record your vote, you must either return the accompanying form of proxy or transmit your voting instructions telephonically or via the Internet. The proxy is revocable by you at any time prior to its exercise, regardless of the manner used to transmit your voting instructions. The prompt communication of your voting instructions via any of the designated methods will be of assistance in preparing for the meeting, and your cooperation in this respect will be appreciated.
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held June 4, 2008.
The annual report and proxy statement are available at
http://www.middlebrookpharma.com

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.